Exhibit (h)(5)

SECOND AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

PIMCO ETF Trust

650 Newport Center Drive

Newport Beach, California 92660

June 1, 2018

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

Dear Sirs:

This Agreement dated June 1, 2018 amends and restates the Amended and Restated Expense Limitation Agreement between PIMCO ETF Trust (the “Trust”) and Pacific Investment Management Company LLC (“PIMCO”), dated November 9, 2009. This will confirm the agreement between the Trust and PIMCO as follows:

1.        The Trust is an open-end investment company consisting of multiple series. This Agreement shall pertain to each series and to each series established in the future that are set forth on Schedule A, as amended from time to time (each an “Expense Limited Fund”).

2.        Pursuant to an Investment Management Agreement dated April 24, 2009 (“Investment Management Agreement”) between the Trust and PIMCO, the Trust has retained PIMCO to provide the Trust with investment advisory services and to provide or procure supervisory, administrative and other services to the Trust and its shareholders. Pursuant to the Investment Management Agreement, each Expense Limited Fund pays to PIMCO a monthly management fee at annual rates with respect to each Expense Limited Fund set forth in Schedule A to the Investment Management Agreement (“Management Fee”).

3.        Each Expense Limited Fund shall be subject to a limit on the payment of organizational expenses attributable to that Expense Limited Fund, payment of that Expense Limited Fund’s pro rata share of expenses related to obtaining or maintaining a Legal Entity Identifier (“LEI”) and/or payment of that Expense Limited Fund’s pro rata share of the Trust’s Trustees’ fees (the “Organizational, LEI and Trustee Fee Expenses”) in any year of 0.49 basis points (the “Organizational, LEI and Trustee Fee Expense Limit”).

4.        To the extent that the Organizational, LEI and Trustee Fee Expenses attributable to an Expense Limited Fund in any fiscal year exceed the Organizational, LEI and Trustee Fee Expense Limit for that Fund, that portion of such expenses that cause the Organizational, LEI and Trustee Fee Expenses for that Expense Limited Fund to exceed the Organizational, LEI and Trustee Fee Expense Limit (the “Excess Amount”) shall be waived, reduced or, if previously paid, reimbursed by PIMCO as provided in paragraph 5.

5.        Each month the Organizational, LEI and Trustee Fee Expenses for each Expense Limited Fund shall be annualized as of the last day of the month. If the annualized Organizational, LEI and Trustee Fee Expenses of an Expense Limited Fund for any month exceed the Organizational,

LEI and Trustee Fee Expense Limit of such Expense Limited Fund, PIMCO shall waive or reduce its Management Fee for such month, or reimburse the Expense Limited Fund, by an amount sufficient to reduce the annualized Organizational, LEI and Trustee Fee Expenses below the Organizational, LEI and Trustee Fee Expense Limit for that month.

6.        If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the Management Fees waived or reduced with respect to the previous fiscal year shall equal the Excess Amount.

7.        If in any month during which the Investment Management Agreement is in effect, the estimated annualized Organizational, LEI and Trustee Fee Expenses of any Expense Limited Fund for that month are less than the Organizational, LEI and Trustee Fee Expense Limit, PIMCO shall be entitled to reimbursement by such Expense Limited Fund of any Management Fees waived or reduced pursuant to this Agreement (the “Reimbursement Amount”) during the previous thirty-six (36)) months, to the extent that the Expense Limited Fund’s annualized Organizational, LEI and Trustee Fee Expense plus the amount so reimbursed does not exceed, for such month, the Organizational, LEI and Trustee Fee Expense Limit, provided that such amount paid to PIMCO will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed to PIMCO.

8.        This Agreement shall become effective on June 1, 2018, shall have an initial term with respect to each Expense Limited Fund as provided in Schedule A, and shall apply for each 12 month period thereafter so long as it is in effect. Thereafter, this Agreement shall automatically renew for one-year terms unless PIMCO provides written notice to the Trust at the above address of the termination of this Agreement, which notice shall be received by the Trust at least 30 days prior to the end of the then-current term. In addition, this Agreement shall terminate upon termination of the Investment Management Agreement, or it may be terminated by the Trust, without payment of any penalty, upon ninety (90) days’ prior written notice to PIMCO at its principal place of business.

9.        Nothing herein contained shall be deemed to require the Trust or the Expense Limited Funds to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Expense Limited Funds.

10.        Any question of interpretation of any term or provision of this Agreement, including but not limited to the Management Fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Investment Management Agreement or the Investment Company Act of 1940 (the “1940 Act”), shall have the same meaning as and be resolved by reference to such Investment Management Agreement or the 1940 Act.

11.        If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

12.        It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust relating to each Expense Limited Fund, individually and not jointly. This Agreement has been signed and delivered by an officer of the Trust, acting as such, and such execution and delivery by such officer shall not be deemed to have been made by any Trustee or officer individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust relating to each Expense Limited Fund, individually and not jointly, as provided in the Trust’s Trust Instrument dated November 4, 2014, and as amended from time to time.

If the foregoing correctly sets forth the agreement between the Trust and PIMCO, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO ETF Trust

By

Name: Trent W. Walker
Title: Treasurer

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:

Name:	Peter G. Strelow
Title:	Managing Director

Schedule A

to

Second Amended and Restated Expense Limitation Agreement

Dated June 1, 2018

Expense Limited Fund	End of Initial Term
PIMCO 0-5 Year High Yield Corporate Bond Index Exchange-Traded Fund	October 31, 2019
PIMCO 1-3 Year U.S. Treasury Index Exchange-Traded Fund	October 31, 2019
PIMCO 1-5 Year U.S. TIPS Index Exchange-Traded Fund	October 31, 2019
PIMCO 15+ Year U.S. TIPS Index Exchange-Traded Fund	October 31, 2019
PIMCO 25+ Year Zero Coupon U.S. Treasury Index Exchange-Traded Fund	October 31, 2019
PIMCO Active Bond Exchange-Traded Fund	October 31, 2019
PIMCO Broad U.S. TIPS Index Exchange-Traded Fund	October 31, 2019
PIMCO Enhanced Low Duration Active Exchange-Traded Fund	October 31, 2019
PIMCO Enhanced Short Maturity Active Exchange-Traded Fund	October 31, 2019
PIMCO Government Limited Maturity Active Exchange-Traded Fund	October 31, 2019
PIMCO Intermediate Municipal Bond Active Exchange-Traded Fund	October 31, 2019
PIMCO Investment Grade Corporate Bond Index Exchange-Traded Fund	October 31, 2019
PIMCO Low Duration Investment Grade Corporate Bond Active Exchange-Traded Fund	October 31, 2019
PIMCO Prime Limited Maturity Active Exchange-Traded Fund	October 31, 2019
PIMCO Short Term Municipal Bond Active Exchange-Traded Fund	October 31, 2019

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